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                                                                     Exhibit 11


                              COASTCAST CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                                   THREE MONTHS                          SIX MONTHS
                                                                  ENDED JUNE 30,                        ENDED JUNE 30,
                                                         ---------------------------------    -------------------------------
                                                              2000               1999             2000              1999
                                                         --------------    ---------------    -------------    --------------
Common stock outstanding at beginning of period              7,701,571          7,933,204        7,701,571         7,989,404
   Exercise of options                                          36,801              -               36,801             -
   Repurchase of common stock                                    -                (62,700)           -              (118,900)
                                                         --------------    ---------------    -------------    --------------
Common stock outstanding at end of period                    7,738,372          7,870,504        7,738,372         7,870,504
                                                         ==============    ===============    =============    ==============

Weighted average shares outstanding,
   for computation of basic earnings per share               7,707,245          7,893,338        7,704,408         7,932,912

Dilutive effect of stock options after application of
   treasury stock method                                       262,346             28,053          203,307            16,587
                                                         --------------    ---------------    -------------    --------------

Total diluted weighted average shares outstanding,
   For computation of diluted earnings per share             7,969,591          7,921,391        7,907,715         7,949,499
                                                         ==============    ===============    =============    ==============

Net income                                                   4,132,000          3,362,000        7,084,000         5,668,000
                                                         ==============    ===============    =============    ==============

Net income per common share - basic                               $.54               $.43            $ .92             $ .71
                                                         ==============    ===============    =============    ==============

Net income per share and common
   equivalent per share - diluted                                 $.52               $.42            $ .90             $ .71
                                                         ==============    ===============    =============    ==============
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